Exhibit 99.1

 SANGAMO BIOSCIENCES REPORTS 2006 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

    RICHMOND, Calif., Feb. 8 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the fourth quarter ended December 31, 2006. Revenues for the fourth quarter of 2006 were $2.2 million as compared to fourth quarter 2005 revenues of $1.4 million. The principal components of fourth quarter 2006 revenues were from Sangamo's research agreement with Dow AgroSciences (DAS), research grants and partnerships in enabling technologies and human therapeutics.

    The consolidated net loss was $8.9 million, or $0.26 per share, as compared to a net loss of $2.7 million, or $0.10 per share, in the same period in 2005. As of December 31, 2006, the company had cash, cash equivalents, and investments of $54.0 million.

    Total fourth quarter 2006 operating expenses were $12.0 million as compared to $4.3 million in the prior year period. Research and development expenses were $10.1 million for the three months ended December 31, 2006 and $2.7 million for the same period in 2005. Research and development expenses in the fourth quarter of 2006 were higher than in the same period of 2005 due to Sangamo's acquisition of the Edwards Lifesciences (Edwards) ZFP Therapeutic angiogenesis programs, increased expenses relating to our clinical trials and employee stock-based compensation. In December 2006, Sangamo purchased Edwards' ZFP Therapeutics programs in exchange for one million shares of Sangamo common stock and certain royalties, a transaction valued at $5.8 million. General and administrative expenses were $1.9 million for the fourth quarter of 2006 as compared to $1.6 for the same period in 2005. Total expenses also included a non-cash charge of $493,000 during the fourth quarter ended December 31, 2006 for employee stock-based compensation.

    Net interest income for the fourth quarter of 2006 was $698,000 as compared to $293,000 in the comparable period of 2005.

    Twelve Month Results

    For the year ended December 31, 2006 revenues were $7.9 million as compared to $2.5 million in 2005. The net loss for the year ending December 31, 2006 was $17.9 million, or $0.55 per share, compared to $13.3 million, or $0.51 per share, for the year ended December 31, 2005. Total operating expenses for the years ended December 31, 2006 and 2005 were $28.6 million and $16.2 million, respectively. Total expenses for the year ended 2006 included the $5.8 million expense associated with the acquisition of the Edwards ZFP Therapeutic programs as well as a non-cash charge of $2.0 million for employee stock-based compensation. As of January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123R and is reporting employee stock-based compensation expense in its GAAP results.

    As of December 31, 2006, the company had cash, cash equivalents, and investments of $54.0 million, compared with $47.2 million at December 31, 2005. Total shares outstanding at December 31, 2006 were 35.0 million as compared to 30.6 million at December 31, 2005.

    Recent Highlights

    -- Initiation of Phase 2 clinical trial of SB-509 for diabetic neuropathy.
       In November 2006, Sangamo announced that it had initiated a multi-center, double-blind, placebo-controlled, Phase 2 clinical trial of SB-509 for diabetic neuropathy (DN) designed to evaluate the clinical safety and clinical effects of repeat administration of SB-509 in diabetics with mild to moderate diabetic peripheral sensory motor neuropathy in the legs. The Juvenile Diabetes Research Foundation
       (JDRF) is providing up to $3 million of financial support for the study payable on achievement of certain milestones. SB-509 is an injectable formulation of plasmid DNA that encodes a zinc finger DNA-binding protein transcription factor (ZFP TF(TM)), designed to upregulate the vascular endothelial growth factor A (VEGF-A) gene.

    -- Acquisition of Edwards' ZFP Therapeutic angiogenesis program.  In early
       December, Edwards and Sangamo announced Sangamo's acquisition of the Edwards ZFP Therapeutic angiogenesis program that was completed on
       December 22, 2006.   Edwards transferred the assets of these programs
       to Sangamo in exchange for 1 million shares of Sangamo common stock and royalties on certain Sangamo products commercialized in the future based upon ZFP activation of the VEGF gene. In addition to acquiring two clinical stage programs in peripheral artery disease
       (PAD), a pre-clinical program in ischemic heart disease (IHD) and ten grams of clinical grade drug, the agreement enables coordinated implementation of Sangamo's future clinical trials and corporate partnering opportunities. Future clinical development plans for these assets will be discussed on today's conference call.

    -- Achievement of first milestones in agreement with Dow AgroSciences
       (DAS). In November 2006, DAS and Sangamo announced the successful completion of multiple research milestones as part of their Research and Commercial License Agreement initiated October 2005.

    -- Michael J. Fox Foundation for Parkinson's Research (MJFF) awards
       Sangamo funds to develop novel ZFP Therapeutic for the treatment of Parkinson's disease (PD). The $950,000 grant, which will be paid over a period of two years will be used to develop ZFP TFs to activate the expression of glial cell line-derived neurotrophic factor (GDNF), a potent neurotrophic factor that has shown promise in preclinical testing to slow or stop the progression of Parkinson's disease. Use of a ZFP TF to activate the GDNF gene in the brain -- as compared to addition of a GDNF cDNA or the recombinant protein -- may allow the delivery of a more physiologically relevant dose of the growth factor. This may be of particular significance when targeting potent natural growth factors such as GDNF, where sufficient but not super-physiological levels of the therapeutic protein may be required to achieve potency with safety.

    -- Sangamo and City of Hope (COH) announce license agreement and research collaboration to develop a treatment for brain cancer. Sangamo entered into an exclusive, worldwide license agreement with COH for intellectual property related to a chimeric immunoreceptor useful in treating human cancers. Sangamo and COH also entered into a research collaboration to develop a novel cell therapy combining the licensed technology with Sangamo's proprietary zinc finger DNA-binding protein nuclease (ZFN(TM)) technology for treatment of glioblastoma multiforme
       (GM), a progressive and usually fatal brain cancer. Sangamo expects to file an IND for this program with the U.S. FDA in the second half of 2007.

    -- Sangamo hosts Investor and Analyst Briefing. On December 6, 2006,
       Sangamo provided an update on its achievements in 2006, its therapeutic programs, progress in its collaboration with Dow AgroSciences and its objectives for 2007 during its annual Investor and Analyst Briefing held in New York. The event was webcast and the replay is available on Sangamo's website at http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome

    Conference Call

    Sangamo will host a conference call today at 5:00 p.m. EST, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Company Overview" http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome. The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to 2007.

    The conference call dial-in numbers are 800-884-5695 for domestic callers and 617-786-2960 for international callers. The passcode for the call is 40519160. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PT on February 8, 2007 to 9:00 p.m. PT on February 15, 2007. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888 respectively. The conference ID number for the replay is 56441862.

    About Sangamo

    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development program is currently in a Phase 2 clinical trial for evaluation of safety in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on ischemic heart disease, neuropathic pain, cancer and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins
(ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company's web site at http://www.sangamo.com/.

    This press release contains forward-looking statements regarding Sangamo's current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

                                      Three Months Ended             Twelve Months Ended
                                         December 31,                    December 31,
                                 ----------------------------    ----------------------------
                                     2006            2005            2006            2005
                                 ------------    ------------    ------------    ------------
Consolidated Statement
 of Operations Data:
Revenues                         $      2,193    $      1,397    $      7,885    $      2,484
Operating expenses:
  Research and
   development                         10,057           2,699          21,527          10,909
  General and
   administrative                       1,942           1,618           7,087           5,323
    Total operating
     expenses                          11,999           4,317          28,614          16,232
Loss from operations                   (9,806)         (2,920)        (20,729)        (13,748)
Interest income, net                      698             293           2,411             850
Other income/(expense)                    160             (65)            454            (395)
Net loss                         $     (8,948)   $     (2,692)   $    (17,864)   $    (13,293)

Basic and diluted net
 loss per common share           $      (0.26)   $      (0.10)   $      (0.55)   $      (0.51)

Shares used in computing
 basic and diluted net
 loss per common share                 34,098          27,245          32,502          25,855

CONDENSED BALANCE SHEET DATA

                                   Dec. 31,         Dec. 31,
                                     2006            2005
                                 ------------    -------------
Cash, cash equivalents,
 and investments                 $     53,975    $     47,174
Total assets                           55,780          48,983
Total stockholders'
 equity                                48,705          37,814

SOURCE  Sangamo BioSciences, Inc.
    -0-                             02/08/2007
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271; or media, Justin Jackson of Burns McClellan, Inc., +1-212-213-0006, for Sangamo BioSciences/
    /Web site:  http://www.sangamo.com/